Exhibit 99.1

PRESS RELEASE

Friday, August 1, 2008

Today, Glacial Lakes Energy, LLC and Granite Falls Energy, LLC announced that they have settled their dispute over the termination of the Operating and Management Agreement between the two parties under which Glacial Lakes had provided construction and operations management services to Granite Falls. Representatives from both Glacial Lakes and Granite Falls expressed their satisfaction with the settlement.

Paul Enstad, Chairman of the Granite Falls Board of Governors, and Jon T. Anderson, President of the Glacial Lakes Board of Directors, said the settlement ends the costs and expenses associated with litigating the termination of the Management Agreement and will allow both companies to move forward with their respective businesses. The settlement does not affect Glacial Lake’s ownership of approximately 20.9% of Granite Falls or its right to appoint two board members to the Granite Falls Board of Governors – circumstances which were not in dispute in the litigation.

Glacial Lakes Energy is owned by Glacial Lakes Corn Processors, a South Dakota cooperative comprised of approximately 4,000 members from South Dakota and Minnesota. Glacial Lakes Energy owns and operates corn-based ethanol facilities in Watertown, South Dakota and Mina, South Dakota, and provides construction and management services to other corn-based ethanol plants and projects in South Dakota and Minnesota.

Granite Falls Energy has over 900 investors, and owns and operates a corn-based ethanol facility located in Granite Falls, Minnesota. Granite Falls Energy has produced ethanol since 2005.